Exhibit 10.3

ASSIGNMENT AND SALE AGREEMENT

THIS ASSIGNMENT AND SALE AGREEMENT (this “Agreement”) is entered into as of May 27, 2011 (the “Effective Date”), by and among North American Iron Ore Inc., a Nevis corporation (“North American”), Canamara Energy Corporation, a British Columbia corporation (“Canamara”) and Allied American Steel Corp., a Nevada corporation (“Allied”).

RECITALS

WHEREAS,

A.           North American entered into an agreement (the “Canamara Agreement”) dated May 7, 2010 with Canamara, pursuant to which North American received an option (the “Option”) from Canamara which presently entitles it to acquire an undivided sixty percent (60%) interest in the mineral claims located in the Province of Quebec, Canada described in Schedule “A” hereto and all other mineral property interests derived from any such mineral claims (collectively the “Property”). Any reference herein to any mineral claims or other mineral property interests comprised in the Property includes any other interests into which such mineral claims or other mineral property interests may have been converted;

B.           As of the date of this Agreement, North American has paid Canamara an aggregate of CDN$601,654 (approximately US$603,007) under the Canamara Agreement;

C.           North American desires to assign its rights under the Canamara Agreement to Allied pursuant to the terms of this Agreement and Allied desires to acquire such rights pursuant to the terms of this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned hereby agree as follows:

1.	Sale and Assignment to Allied.

North American hereby assigns and sells its rights under the Canamara Agreement, including the Option, to Allied. Canamara hereby consents to such assignment and sale.

2.	Payment for Option.

Allied agrees to deliver to North American, within seven (7) business days hereof, 15,075,175 shares of Allied’s restricted common stock in the name of North American, such shares to be valued at a price of US$0.04 per share or an aggregate of approximately US$603,007.

3.	Representations and Warranties of North American and Canamara.

3.1	North American and Canamara represent and warrant to Allied that:

(a)
the mineral claims comprising the Property have been duly and validly located pursuant to the laws of the Province of Quebec and are recorded in the name set out on the attached Schedule “A”, and are in good standing in the office of the Mining Recorder on the date hereof and until the dates set out on the attached Schedule "A";

(b)
there is no adverse claim or challenge against or to the ownership of or title to the Property, nor to North American’s or Canamara’s knowledge is there any basis therefor, and, except for the Option being assigned and sold by North American to Allied hereunder, there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof;

(c)
to the best of North American’s and Canamara’s knowledge, there are no outstanding obligations or liabilities, contingent or otherwise, related to environmental, reclamation or rehabilitation work associated with the Property or arising out of exploration work, development work or mining activities previously carried out thereon;

(d)
the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, any indenture, agreement or other instrument whatsoever to which North American or Canamara is a party or by which North American or Canamara is bound or to which North American or Canamara may be subject;

(e)
no proceedings are pending for, and North American and Canamara are not aware of any basis for the institution of any proceedings leading to, the placing of North American or Canamara in bankruptcy or subject to any laws governing the affairs of insolvent persons.

3.2          North American and Canamara acknowledge that the representations and warranties set forth in paragraph 3.1 hereof form a part of this Agreement and are conditions upon which Allied has relied in entering into this Agreement, and that these representations and warranties shall survive the acquisition of any interest in the Property hereunder by Allied.

3.3          The parties also acknowledge and agree that the representations and warranties set forth in paragraph 3.1 hereof are provided for the exclusive benefit of Allied, and a breach of any one or more thereof may be waived by Allied in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

4.	Representations, Warranties and Covenants of Allied.

4.1	Allied represents and warrants to North American and Canamara that:

(a)
Allied has been duly incorporated under the laws of the State of Nevada, validly exists as a corporation in good standing under the laws of the State of Nevada with respect to the filing of annual reports and is legally entitled to hold mineral property interests;

(b)
Allied has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, its Articles of Incorporation or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject;

(c)
no proceedings are pending for, and it is not aware of any basis for the institution of any proceedings leading to, its dissolution or winding-up or the placing of it in bankruptcy or subject to any laws governing the affairs of insolvent persons.

4.2          Allied acknowledges that the representations, warranties and covenants set forth in paragraph 4.1 hereof form a part of this Agreement and are conditions upon which North American and Canamara have relied in entering into this Agreement, and that these representations, warranties and covenants shall survive the acquisition of any interest in the Property hereunder by Allied.

4.3          The parties also acknowledge and agree that the representations, warranties and covenants set forth in paragraph 4.1 hereof are provided for the exclusive benefit of North American and Canamara, and a breach of any one or more thereof may be waived by North American or Canamara in whole or in part at any time without prejudice to their rights in respect of any other breach of the same or any other representation, warranty or covenant.

5.	Grant of Option and Commitments.

5.1          Pursuant to this Agreement, North American is hereby granting to Allied the sole and exclusive right and option, subject to the terms of the Canamara Agreement, to acquire an undivided sixty percent (60%) interest in and to the Property, free and clear of all claims, liens, charges and encumbrances, save and except for those set forth in this Agreement, including a 2.5% royalty held by the underlying owner, on the following terms and conditions:

(a)	Allied incurring the following Expenditures on the Property:

(i)	CDN$1,548,346 on or before May 7, 2012;

For purposes of this Agreement, Expenditures shall mean the sum of all monies spent in prospecting, exploring, geological, geophysical and geochemical surveying, sampling, examining, diamond and other types of drilling, developing, dewatering, assaying, testing, constructing, maintaining and operating roads, trails and bridges upon or across the Property, buildings, equipment, plant and supplies, salaries and wages (including fringe benefits) of employees and contractors directly engaged therein, insurance premiums, and all other expenses ordinarily incurred in prospecting, exploring and developing mining lands.

5.2          This Agreement represents the assignment and sale of an option only, and Allied shall be under no obligation to North American or Canamara to incur any additional Expenditures on the Property pursuant to this Agreement.

5.3          Upon Allied having made the cash payment provided for in paragraph 5.1(a)(i), the Option shall be deemed to be exercised and Allied shall have earned an undivided sixty percent (60%) interest in the Property, subject to the reservation in favour of the royalty.

5.4          Notwithstanding any of the provisions of this Agreement, in the event Allied wishes to retain the Option in respect of some of the mineral claims comprised in the Property, and to terminate the Option in respect of the remaining mineral claims comprised in the Property, the provisions of paragraph 9.4 hereof will apply to the mineral claims in respect of which the Option is being terminated.

6.	Obligations of Allied During the Option Period.

6.1          Allied hereby covenants and agrees that for so long as the Option hereunder continues in full force and effect it will:

(a)
maintain the Property in good standing by the doing and filing of applicable assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals and the performance of all other actions which may be necessary in that regard and in order to keep the Property free and clear of all liens and other charges except those at the time contested in good faith by Allied;

(b)	file all applicable assessment work carried out in respect of the Property to the allowable extent permitted under all applicable mining legislation;

(c)
permit Canamara or its duly authorized agents, upon reasonable prior notice to Allied, to have access to the Property in order to examine any work carried out by Allied, provided, however, that neither Canamara nor its agents shall interfere or obstruct the operations of Allied, its servants and agents on the Property, and further provided that Canamara or its agents shall enter upon the Property at their own risk and that Canamara agrees to indemnify and save Allied harmless from all loss or damage of any nature or kind whatsoever in any way referable to the entry of, presence on, or activities of either Canamara or its agents while on the Property, including, without limiting the generality of the foregoing, bodily injuries or death at any time resulting therefrom and damage to property sustained by any person or persons;

(d)
deliver to Canamara on or before March 31 in each year a report (including up-to-date maps if there are any) describing the results of work done on the Property in the last completed calendar year together with information on material results obtained;

(e)
conduct all work on or with respect to the Property in a careful and miner-like manner and in accordance with all applicable laws, regulations, orders and ordinances of any relevant governmental authority and indemnify and save Canamara harmless from any and all claims, suits or actions made or brought against it as a result of work done by Allied on or with respect to the Property;

(f)
obtain and maintain, or cause any contractor engaged to conduct exploration work on the Property, to obtain and maintain, during any period in which such exploration work is carried out, adequate insurance.

6.2          Notwithstanding any of the provisions of this Agreement, the parties specifically agree that Allied will not be responsible for rectifying any environmental damage sustained on the Property prior to the date hereof.

7.	Right of Entry.

7.1          During the term of this Agreement, Allied as Operator and its servants, agents and independent contractors shall have the sole and exclusive right in respect of the Property to:

(a)	enter thereon;

(b)	have exclusive and quiet possession thereof;

(c)	do such prospecting, exploration, development and/or other mining work thereon and thereunder as Allied in its sole discretion may determine advisable;

(d)	bring upon and erect upon the Property such buildings, plant, machinery, tools, appliances and/or equipment as Allied may deem advisable;

(e)	remove therefrom and dispose of reasonable quantities of ores, minerals and metals for the purposes of obtaining assays or making other tests.

8.           Area of Mutual Interest.

8.1          An area of mutual interest located within two (2) kilometres of the existing exterior boundaries of each of the individual claims comprising the Property was established under the Canamara Agreement (hereinafter called the “AMI”).  By executing this Agreement, Canamara and Allied hereby covenant and agree with the other that any property interests or mineral rights which may be acquired by either of them located with the AMI subsequent to the effective date of this Agreement and during the term of this Agreement shall become part of the Property for the purposes of this Agreement, save as otherwise provided for herein.

8.2          If Allied acquires a property interest or mineral rights within the AMI as contemplated in paragraph 8.1 hereof, it shall notify Canamara of such acquisition, and such property interest or mineral rights will become part of the Property for the purposes of this Agreement.

8.3          If Canamara acquires a property interest or mineral rights within the AMI as contemplated in paragraph 8.1 hereof, it shall notify Allied in writing of the property interest or mineral rights acquired and the cost of acquisition thereof.  Allied shall then have thirty (30) days following the receipt by it of the foregoing notification to elect in writing to have the property interest or mineral rights included as part of the Property for the purposes of this Agreement.  If Allied does not so elect in writing within this thirty (30) day period, Canamara shall be entitled to retain the property interest or mineral rights for its own account and such property interest or mineral rights will not form part of the Property and will not be subject to the terms of this Agreement.

8.4          If Allied does elect in writing to have the property interest or mineral rights included as part of the Property for the purposes of this Agreement as contemplated in paragraph 8.3 hereof, it will reimburse Canamara one hundred percent (100%) of Canamara’s cost of acquisition of the property interest or mineral rights acquired by a cash payment to be made contemporaneously with the giving by Allied of the notice to Canamara that said property interest or mineral rights are to be included as part of the Property for the purposes of this Agreement.

9.	Termination of Option.

9.1	The Option shall terminate:

(a)	in the event Allied fails to incur the Expenditures on the Property provided for in paragraph 5.1(a)(i) hereof; or

(b)	upon receipt by Canamara of notice from Allied that Allied is terminating the Option.

9.2          Notwithstanding the provisions of paragraphs 5.1 and 9.1 hereof, if at any time during the term of the Option Allied fails to incur the Expenditures on the Property provided for in paragraph 5.1(b)(i) hereof, or is in breach of any representation or warranty contained herein, Canamara may terminate this Agreement, but only if:

(a)	it shall have first given to Allied a notice of default containing particulars of the Expenditures not incurred or the representation or warranty breached; and

(b)
Allied has not, within thirty (30) days following delivery of such notice of default, cured such default by (i) incurring the appropriate Expenditures; or (ii) commenced proceedings to cure such default in respect of the breach of any representation or warranty by appropriate performance (Allied hereby agreeing that should it commence to cure such default in respect of the breach of any representation or warranty it will prosecute the same to completion without undue delay).

9.3          Should Allied fail to comply with the provisions of paragraph 9.2(b), Canamara may thereafter terminate this Agreement, and the provisions of paragraph 9.4 hereof shall then be applicable.

9.4          If the Option in respect of any of the mineral claims comprised in the Property is terminated otherwise than upon the exercise thereof by Allied pursuant to paragraph 5.1 hereof (hereinafter called the "Terminated Claims"), Allied shall:

(a)	leave the Terminated Claims in good standing for a period of at least one (1) year from the termination of the Option in respect of the Terminated Claims;

(b)	leave the Terminated Claims free and clear of any liens, charges or encumbrances arising from Allied's activities on the Terminated Claims; and

(c)
deliver at no cost to Canamara within three (3) months of such termination copies of all reports, maps, assay results and other relevant technical data compiled by or in the possession of Allied with respect to the Terminated Claims and not theretofore furnished to Canamara.

9.5          Notwithstanding the termination of the Option in respect of any Terminated Claims, Allied shall have the right, within a period of six (6) months following the termination of the Option in respect of the Terminated Claims, to remove from the Terminated Claims all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Terminated Claims by or on behalf of Allied or North American, provided that any such buildings, plant, equipment, machinery, tools, appliances and supplies which have not been removed from the Terminated Claims by Allied within this six (6) month period shall thereafter become the property of Canamara.

10.	Force Majeure.

10.1        If Allied is at any time during the term of this Agreement either prevented or delayed in complying with any provisions of this Agreement by reason of strikes, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons (other than lack of funds) beyond the control of Allied, the time limited for the performance by Allied of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

10.2        Allied shall give prompt notice to Canamara of each event of force majeure under paragraph 10.1 hereof and upon cessation of such event shall furnish Canamara with notice to that effect together with particulars of the number of days by which the obligations of Allied hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

11.	Confidential Information.

11.1        Except as otherwise required by law or by Allied’s US public company reporting requirements with the SEC, no information in respect of the activities carried out on the Property or any portion thereof by Allied during the currency of the Option hereunder shall be published by either Canamara or Allied without the prior written consent of the other, but such consent in respect of the reporting or factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws.  In the event either Canamara or Allied proposes to publish any such information requiring the consent of the other, it shall first provide to the other written notice by facsimile of the information proposed to be published at least one business day prior to the publication of such information.  In the event the party receiving such written notice has not provided comments to the party sending such written notice within one business day of the receipt of such written notice, the other party will be free to publish such information without further reference to the party to whom such written notice was sent.

12.	Arbitration.

12.1        It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof that any party intending to refer any matter to arbitration shall have given not less than thirty (30) days' prior written notice of its intention so to do to the other party together with particulars of the matter in dispute.  On the expiration of such thirty (30) days, the party who gave such notice may proceed to refer the dispute to arbitration as provided for in paragraph 12.3 hereof.

12.2        Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the City and County of New York, New York in accordance with the rules of the American Arbitration Association then in effect. The expense of the arbitration shall be paid as specified in the award.

12.3        The parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

12.4        Allied and Canamara may agree that after the earn in of 60%, the parties will enter into an industry standard JV agreement whereby straight line standard dilution provisions apply.

13.	Notices and Payment.

13.1        Any notice, demand, payment or other communication under this Agreement will be given in writing and must be delivered or sent by overnight courier and addressed to the party to which it is being given at the following addresses:

(a)	to Canamara:

Canamara Energy Corporation
Suite 1740 – 1177 West Hastings Street
Vancouver, BC, V6E 2K3

To the Attention of: Adrian Rollke
Email: adrianrollke@telus.net
Tel: 604 683 6686

(b)	to North American:

North American Iron Ore, Inc.
Level 5, City Central
Tower 2
121 King William Street
Adelaide, Australia.
Fax: 41 22 799 0801

(c)	to Allied:

Allied American Steel Corp.
600 Grant, Suite 660
Pittsburgh, PA 15219
Attention: Jes Black
Fax: 412 774 1568

14.	Currency.

14.1        Unless otherwise provided, all references to monies hereunder are to be lawful currency of Canada.

15.	Further Assurances.

15.1        Each of the parties hereto agrees to do and/or execute all such further and other acts, deeds, things, devices, documents and assurances as may be required in order to carry out the true intent and meaning of this Agreement, including, without limiting the generality of the foregoing, the registration thereof against any of the mineral property interests comprising the Property at the request of either party.

16.	Time of the Essence

16.1        Time shall be of the essence of this Agreement.

17.	Costs.

17.1        Each of the parties hereto will be responsible for paying its own costs relating to the preparation and execution of this Agreement.

18.	Entire Agreement.

18.1        The parties hereto agree that the terms and conditions of this Agreement shall supersede and replace any other agreements or arrangements, whether oral or written, heretofore existing among the parties in respect of the subject matter of this Agreement.

19.	Counterparts.

19.1        This Agreement and any certificate or other writing delivered in connection herewith may be executed in any number of counterparts and any party hereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or such other writing, as the case may be, taken together, will be deemed to be one and the same instrument.  The execution of this Agreement or any other writing by any party hereto will not become effective until all counterparts hereof have been executed by all the parties hereto.

20.	Execution by Facsimile.

20.1        Each of the parties hereto will be entitled to rely upon delivery by facsimile of executed copies of this Agreement and any certificates or other writings delivered in connection herewith, and such facsimile copies will be legally effective to create a valid and binding agreement among the parties in accordance with the terms and conditions of this Agreement.

21.	Titles.

21.1        The titles to the respective paragraphs hereof shall not be deemed as part of this Agreement but shall be regarded as having been used for convenience only.

22.	Governing Law.

22.1        This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

23.	Enurement.

23.1        This Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their successors and permitted assigns, as the case may be.

(Signature Page Follows)

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

SIGNED and DELIVERED by
NORTH AMERICAN IRON ORE INC.

By:	/s/ David Craven
Name: David Craven
Title: Director

SIGNED and DELIVERED by
CANAMARA ENERGY CORPORATION

By:	/s/ Norman Wareham
Name: Norman Wareham
Title:

SIGNED and DELIVERED by
ALLIED AMERICAN STEEL CORP.

By:	/s/ Jes Black
Name: Jes Black
Title: President and Chief Executive Officer

SCHEDULE "A"

The following are the mineral claims in respect of which Allied has been granted the Option to acquire an sixty percent (60%) interest, subject only to the Royalty, all of which mineral claims are located in Lyonne Township, Roberval County in the Province of Quebec:

Title Number	Status	Titleholder	% Ownership	Registration	Expiration

CDC 2025117	Active	Fayz Yacoub (19217)	100.00%	09/19/06	09/18/12
CDC 2025118	Active	Fayz Yacoub (19217)	100.00%	09/19/06	09/18/12
CDC 2025119	Active	Fayz Yacoub (19217)	100.00%	09/19/06	09/18/12
CDC 2025120	Active	Fayz Yacoub (19217)	100.00%	09/19/06	09/18/12
CDC 2025121	Active	Fayz Yacoub (19217)	100.00%	09/19/06	09/18/12
CDC 2025122	Active	Fayz Yacoub (19217)	100.00%	09/19/06	09/18/12
CDC 2025123	Active	Fayz Yacoub (19217)	100.00%	09/19/06	09/18/12
CDC 2025124	Active	Fayz Yacoub (19217)	100.00%	09/19/06	09/18/12
CDC 2030140	Active	Fayz Yacoub (19217)	100.00%	10/19/06	10/18/12
CDC 2030141	Active	Fayz Yacoub (19217)	100.00%	10/19/06	10/18/12
CDC 2030142	Active	Fayz Yacoub (19217)	100.00%	10/19/06	10/18/12
CDC 2030143	Active	Fayz Yacoub (19217)	100.00%	10/19/06	10/18/12
CDC 2035080	Active	Fayz Yacoub (19217)	100.00%	11/27/06	11/26/12
CDC 2035087	Active	Fayz Yacoub (19217)	100.00%	11/27/06	11/26/12
CDC 2035088	Active	Fayz Yacoub (19217)	100.00%	11/27/06	11/26/12
CDC 2037033	Active	Fayz Yacoub (19217)	100.00%	12/04/06	12/03/12
CDC 2037035	Active	Fayz Yacoub (19217)	100.00%	12/04/06	12/03/12
CDC 2037037	Active	Fayz Yacoub (19217)	100.00%	12/04/06	12/03/12
CDC 2241467	Active	Fayz Yacoub (19217)	100.00%	07/19/10	07/18/12
CDC 2241468	Active	Fayz Yacoub (19217)	100.00%	07/19/10	07/18/12
CDC 2241469	Active	Fayz Yacoub (19217)	100.00%	07/19/10	07/18/12
CDC 2241470	Active	Fayz Yacoub (19217)	100.00%	07/19/10	07/18/12
CDC 2241471	Active	Fayz Yacoub (19217)	100.00%	07/19/10	07/18/12
CDC 2241472	Active	Fayz Yacoub (19217)	100.00%	07/19/10	07/18/12
CDC 2244522	Active	Fayz Yacoub (19217)	100.00%	08/04/10	08/03/12
CDC 2244523	Active	Fayz Yacoub (19217)	100.00%	08/04/10	08/03/12
CDC 2244524	Active	Fayz Yacoub (19217)	100.00%	08/04/10	08/03/12
CDC 2244525	Active	Fayz Yacoub (19217)	100.00%	08/04/10	08/03/12
CDC 2244526	Active	Fayz Yacoub (19217)	100.00%	08/04/10	08/03/12
CDC 2244527	Active	Fayz Yacoub (19217)	100.00%	08/04/10	08/03/12
CDC 2244528	Active	Fayz Yacoub (19217)	100.00%	08/04/10	08/03/12
CDC 2244529	Active	Fayz Yacoub (19217)	100.00%	08/04/10	08/03/12
CDC 2244530	Active	Fayz Yacoub (19217)	100.00%	08/04/10	08/03/12
CDC 2244531	Active	Fayz Yacoub (19217)	100.00%	08/04/10	08/03/12
CDC 2244532	Active	Fayz Yacoub (19217)	100.00%	08/04/10	08/03/12
CDC 2244533	Active	Fayz Yacoub (19217)	100.00%	08/04/10	08/03/12
CDC 2244534	Active	Fayz Yacoub (19217)	100.00%	08/04/10	08/03/12
CDC 2244535	Active	Fayz Yacoub (19217)	100.00%	08/04/10	08/03/12
CDC 2244536	Active	Fayz Yacoub (19217)	100.00%	08/04/10	08/03/12
CDC 2244537	Active	Fayz Yacoub (19217)	100.00%	08/04/10	08/03/12
CDC 2244538	Active	Fayz Yacoub (19217)	100.00%	08/04/10	08/03/12
CDC 2244539	Active	Fayz Yacoub (19217)	100.00%	08/04/10	08/03/12
CDC 2244540	Active	Fayz Yacoub (19217)	100.00%	08/04/10	08/03/12
CDC 2244541	Active	Fayz Yacoub (19217)	100.00%	08/04/10	08/03/12
CDC 2244542	Active	Fayz Yacoub (19217)	100.00%	08/04/10	08/03/12
CDC 2171865	Active	Ramy Yacoub (82374)	100.00%	09/17/08	09/16/12
CDC 2171866	Active	Ramy Yacoub (82374)	100.00%	09/17/08	09/16/12
CDC 2171867	Active	Ramy Yacoub (82374)	100.00%	09/17/08	09/16/12